CONTACT: Norman F. Welsch
Chief Financial Officer

703-773-4841

INFODATA TO BE ACQUIRED BY MCDONALD BRADLEY INC.

LETTER OF INTENT SIGNED FOR $7.56 MILLION CASH ACQUISITION

INFODATA REPORTS $364,000 LOSS FOR FIRST QUARTER 2005

Herndon, VA. – May 12, 2005– Infodata Systems Inc., (OTCBB:INFD) a leader in delivering open solutions for enterprise content management, today announced it has signed a Letter of Intent to be acquired by McDonald Bradley Inc. (MBI), a privately held information technology solutions provider to the government marketplace with headquarters in Herndon, Virginia. A definitive agreement is expected to be signed within the next two weeks. The cash offer is for 100% of the stock of Infodata. Based on a current estimate of 6.3 million outstanding shares on a fully diluted basis, the per share purchase price would be $1.20. Based on a current estimate of 5.3 million outstanding shares on a non-fully diluted basis, and on the closing market price of $1.18 per share on May 11, 2005, the purchase price is approximately $1.3 million above Infodata’s current market capitalization. The transaction, which is planned to close by July 31, 2005, is subject to approval by Infodata’s shareholders and other customary conditions of closing, including satisfactory completion of due diligence by MBI.

Edwin Miller, President and Chief Executive Officer of Infodata, said, “MBI is a good fit for Infodata because our business and customer bases are complementary and our headquarters are only five minutes apart in Herndon, Virginia, which will facilitate a smooth and rapid transition and integration. As a larger, private entity, MBI has the resources to expand Infodata’s existing backlog and pipeline of Intelligence and Government business without the constraints and costs of being a small public company. During the past several months, Infodata’s board of directors considered various strategic alternatives and believes that at this time, this opportunity with MBI offers the best value for our shareholders and employees.”

Infodata also announced financial results for the first quarter of 2005. Revenue for the quarter ended March 31, 2005, was approximately $2,188,000, an increase of approximately $40,000, or 1.9%, over revenue of approximately $2,148,000 for the comparable quarter last year. The net loss for the quarter ended March 31, 2005, was approximately $364,000, or $0.07 per share on a diluted basis, compared to net income of approximately $29,000, or $0.01 per share on a diluted basis, for the quarter ended March 31, 2004. The net loss for the current quarter represents the first quarterly loss reported by the Company in twelve consecutive quarters.

At March 31, 2005, cash and cash equivalents amounted to approximately $1,716,000, a decrease of approximately $174,000 from approximately $1,890,000 at December 31, 2004. Net cash used in operating activities was approximately $197,000 during the quarter ended March 31, 2005, primarily the result of the net loss for the quarter. Net working capital decreased by approximately $456,000 to approximately $2,322,000 at March 31, 2005, down from approximately $2,778,000 at December 31, 2004.

Commenting on the first quarter results, Edwin Miller said, “As previously indicated, we anticipated a loss for the first quarter, as revenues from software and maintenance declined, the American Red Cross project transitioned from development stage to deployment, which has resulted in a reduced level-of-effort for 2005, and we incurred non-recurring expenses of incremental audit fees related to the restatement of 2004 quarterly results and investment banking fees. In early April 2005, management decided to prioritize its focus on expanding the Intelligence and Government services business, which requires less investment in sales, marketing and research and development. On April 4, 2005, the Company implemented a reduction in force of approximately seven sales, marketing, and development personnel in order to reduce operating costs and improve the total net return on the sale of its proprietary products, and to focus resources on the growth of its services business in the Intelligence and Government segments. Management estimates that the staff reduction will reduce annualized operating costs by approximately $1,000,000. We will further discuss our 2005 operating plans during the conference call and Webcast.”

First Quarter 2005 Results Live Audio Webcast

Infodata is scheduling a live audio Webcast for Monday, May 16, 2005, at 4:30 p.m. EDT (1:30 p.m. PDT). During the call, management will review first quarter financial results and 2005 operating plans, followed by a question-and-answer session. Infodata will issue a separate press release later today with the details on how participants can access the Webcast and audio conference. In addition, updated Webcast and audio information will be posted to the Infodata website at http://www.infodata.com/company_investor.html

About Infodata Systems Inc.

Infodata Systems Inc. is a leader in delivering open, enterprise-class content management solutions that assist in ensuring the integrity and compliance of content. The Company designs, develops and implements solutions by means of the emerging Content Management Services Layer (“CMSL”) that delivers our middleware-based applications to reduce the complexity of bringing content together with its associated critical business processes in order to foster compliancy and the secure management of content across its lifecycle. Based just outside Washington, D.C., in Herndon, VA, Infodata has over 35 years of proven ability in providing comprehensive content management solutions to the Government, Intelligence and Commercial communities.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Infodata may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Infodata’s products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenue in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Infodata are included in Infodata’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and its other filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Infodata assumes no obligation to update the information in this press release.

INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues	$2,188	$2,148
Cost of revenues	1,511	1,283

Gross profit	677	865
Operating expenses:
Selling, general and administrative	904	761
Research and development	146	77

	1,050	838

Operating (loss) profit	(373)	27
Interest income	9	2

(Loss) income before income taxes	(364)	29
Income taxes	--	--

Net income (loss)	$(364)	$29

Net income (loss) per share - basic	$(.07)	$.01

Net income (loss) per share - diluted	$(.07)	$.01

Weighted average shares outstanding - basic	5,303	5,038

Weighted average shares outstanding - diluted	5,303	5,743

INFODATA SYSTEMS INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets(Dollar
Amounts in Thousands) (Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$1,716	$1,890
Accounts receivable, net of allowance of $26 in 2005 and
$26 in 2004	1,904	2,010
Prepaid expenses and other current assets	65	72
Deferred tax asset	71	230
Capitalized software development costs, net of
amortization of $18 in 2005 and $2 in 2004	48	66

Total current assets	3,804	4,268
Property and equipment, net	256	277
Deferred tax asset	676	517

Total assets	$4,736	$5,062

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$116	$258
Accrued expenses	709	634
Other current liabilities	29	29
Deferred rent	61	59
Deferred revenue	492	415
Billings in excess of revenue recognized	75	95

Total current liabilities	1,482	1,490

Commitments and contingencies	--	--
Shareholders' equity:
Common stock	156	155
Common stock subscribed	30	46
Additional paid-in capital	20,588	20,527
Accumulated deficit	(17,520)	(17,156)

Total shareholders' equity	3,254	3,572

Total liabilities and shareholders' equity	$4,736	$5,062

INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(364)	$29
Adjustments to reconcile net (loss) income to cash (used by) provided by operating activities:
Stock based compensation expense	15	10
Amortization of capitalized software	18	--
Depreciation and amortization	28	19
Changes in operating assets and liabilities:
Accounts receivable	106	426
Prepaid expenses and other current assets	8	(21)
Accounts payable	(142)	(45)
Accrued expenses	75	(105)
Other current liabilities	--	21
Deferred rent	2	15
Deferred revenue	77	(84)
Billings in excess of revenue	(20)	--

Net cash (used in) provided by operating activities	(197)	265

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7)	(42)

Net cash (used in) investing activities	(7)	(42)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock subscribed	(16)	37
Issuance of common stock	46	3

Net cash provided by financing activities	30	40

Net (decrease) increase in cash and cash equivalents	(174)	263
Cash and cash equivalents at beginning of period	1,890	1,422

Cash and cash equivalents at end of period	$1,716	$1,685

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